Exhibit 99.1

OSI Systems Reports First Quarter Fiscal 2009 Financial Results

  Sales Growth of 13%
  Record Operating Cash Flow of $15 million
  Backlog Increase of $19 million to $231 million
  Security Bookings of $94 million

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 30, 2008--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced its financial results for its first quarter ended September 30, 2008.

The Company reported revenues of $148.2 million for the first quarter of fiscal 2009, an increase of 13% from the $131.0 million reported for the first quarter of fiscal 2008. Net income for the first quarter of fiscal 2009 was $0.1 million, or $0.01 per diluted share, compared to a net loss of $(2.1) million, or $(0.12) per diluted share for the first quarter of fiscal 2008.

The results for the first quarter ended September 30, 2008 and the prior comparable period of fiscal 2008 included non-recurring restructuring charges of $0.8 million compared to $0.1 million for the comparable period of fiscal 2008.

Excluding the impact of the aforementioned non-recurring charges, net income for the first quarter of fiscal 2009 would have been approximately $0.7 million or $0.04 per diluted share compared to a net loss of $(2.0) million or $(0.12) per diluted share for the first quarter of fiscal 2008. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of non-recurring charges, providing insight into the on-going operations of the Company.

The Company’s backlog as of September 30, 2008, was approximately $231 million, compared to $212 million as of June 30, 2008. For the comparable period, the backlog for the Company’s Security division increased by $26 million to $141 million. For the first quarter of fiscal 2009, the Company generated cash flow from operations of $14.7 million and capital expenditures were $2.2 million, as compared to cash flow from operations using $3.6 million and capital expenditures of $2.6 million during the first quarter of fiscal 2008.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “Revenue growth for the first quarter was driven primarily by strong performances in our Security and Optoelectronics divisions which grew 20% and 23% respectively. For the quarter our Security division achieved record bookings of approximately $94 million improving our backlog to near record levels.

Mr. Chopra continued, “For the quarter, sales in our Healthcare division declined 3% when compared to the first quarter of the prior fiscal year. The decline was a direct result of the tightening credit markets within North America causing customers to delay planned orders. Internationally, however, our Healthcare division sales remain strong. We continue to be diligent in monitoring the market conditions within North America as it relates to our Healthcare division and have begun to implement proactive measures to address our overall cost structure.

Mr. Chopra concluded, “Within our Security division we have made significant announcements of late. Firstly, we were awarded a $3 million contract for air cargo inspection systems. This was the first contract award we have received related to the U.S. government mandate for 100% inspection of all air cargo by August 2010. Additionally, today we announced receipt of an approximate $6 million development and delivery contract from the TSA for our next generation high-speed CT system for checked baggage screening.”

Company Outlook – Guidance for Fiscal 2009

Due to significant levels of economic uncertainty within the credit markets in North America, the Company is unable to provide guidance for fiscal 2009 and as such has withdrawn its previously published guidance for fiscal 2009.

Alan Edrick, Executive Vice President and CFO, stated, “We remain confident in our long run business fundamentals. While our healthcare division has been impacted by economic conditions in the Unites States and the challenging credit markets, we are moving quickly to address our overall cost structure. Overall our liquidity position remains strong and in the first quarter we generated $12.5 million of free cash flow, a record for the Company.”

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 a.m. PT (12:00 p.m. ET) today to discuss its financial and business results for the first quarter of fiscal 2009. The conference call will contain forward looking information. To listen, please log on to www.fulldisclosure.com or the investor relations section of the OSI Systems website (http://investors.osi-systems.com/index.cfm). A replay of the webcast will be available shortly after the conclusion of the conference call until November 13, 2008. The replay can either be accessed through the Company’s website or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘40344917’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including the Company’s predictions about the effects of steps being taken to improve profitability as well as the Company’s guidance regarding future revenues and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will achieve profitability or that future revenue or earnings predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,
	2007	2008
Revenue	$131,013	$148,161
Cost of goods sold	86,903	98,526
Gross profit	44,110	49,635

Operating expenses:
Selling, general and administrative	36,211	37,571
Research and development	9,729	10,213
Impairment, restructuring, and other charges	85	801
Total operating expenses	46,025	48,585

Income (loss) from operations	(1,915)	1,050

Interest expense, net	(1,089)	(895)
Income (loss) before provision for income taxes and minority interest	(3,004)	155

Provision (benefit) for income taxes	(1,055)	53
Minority interest of net earnings (losses) of consolidated subsidiaries	(118)	30

Net income (loss)	(2,067)	132

Diluted income (loss) per share	$(0.12)	$0.01

Weighted average shares outstanding – diluted	17,171	18,166
CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	June 30,	September 30,
	2008	2008
Assets
Cash and cash equivalents	$18,232	$21,048
Accounts receivable, net	156,781	137,116
Inventories	144,807	148,599
Other current assets	36,635	42,030
Total current assets	356,455	348,793
Non-current assets	151,186	149,455
Total	$507,641	$498,248

Liabilities and Stockholders' Equity
Bank lines of credit	$18,657	$9,000
Current portion of long-term debt	6,593	7,094
Accounts payable and accrued expenses	89,594	82,373
Other current liabilities	46,653	58,156
Total current liabilities	161,497	156,623
Long-term debt	49,091	46,541
Other long-term liabilities	17,804	19,095
Total liabilities	228,392	222,259
Minority interest	1,228	1,198
Shareholders' equity	278,021	274,791
Total liabilities and stockholders’ equity	$507,641	$498,248

SEGMENT INFORMATION (in thousands) (unaudited)

	Three Months Ended September 30,
	2007	2008
Revenues – by Segment Group:
Security Group	$48,805	$58,685
Healthcare Group	56,598	54,827
Optoelectronics and Manufacturing Group including intersegment revenues	36,372	44,882
Intersegment revenues elimination	(10,762)	(10,233)
Total	131,013	148,161
	-	-
Operating income (loss) – by Segment Group:
Security Group	$(696)	$3,048
Healthcare Group	1,051	(1,824)
Optoelectronics and Manufacturing Group	1,339	3,863
Corporate	(3,479)	(4,215)
Eliminations	(130)	178
Total	$(1,915)	$1,050

CONTACT:
OSI Systems, Inc.
Jeremy Norton
Vice President, Investor Relations & Business Development
310-349-2372
jnorton@osi-systems.com